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                                                Filed Pursuant To Rule 424(b)(3)
                                                      Registration No. 333-83863


Prospectus Supplement to Prospectus dated August 9, 1999
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                             Boston Properties, Inc.


                         815,409 Shares of Common Stock


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     Unless the context otherwise requires, all references to "we," "us" or "our company" in this prospectus supplement refer collectively to Boston Properties, Inc., a Delaware real estate investment trust, and its subsidiaries, including Boston Properties Limited Partnership, a Delaware limited partnership, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

     This prospectus supplement updates the prospectus dated August 9, 1999, as amended by the prospectus supplement dated July 31, 2001, relating to the offer for sale of up to an aggregate of 815,409 shares of common stock of Boston Properties, Inc. by the selling stockholders identified in the prospectus, and the prospectus supplement, and any of their pledgees, donees, transferees or other successors in interest. The selling stockholders may only offer the common stock for sale if they exercise their rights to tender their common units for cash, and we exercise our right to issue common stock to them instead of cash.

     We are providing this prospectus supplement to update the table under the caption "The Selling Stockholder," in the prospectus dated August 9, 1999, as amended by the prospectus supplement dated July 31, 2001. Lines ten and twelve, as referenced in the table contained in such prospectus supplement dated July 31, 2001, are replaced with the following information, which is based upon information provided to us by the selling stockholders and is accurate to the best of our knowledge as of July 15, 2002. Unless we indicate otherwise, the information in this prospectus supplement is as of July 15, 2002.

                                    Common Stock                                                      Common Stock
                                    Beneficially       Units Beneficially        Common Stock         and Units to
                                    Owned as of           Owned as of               Offered             be Owned
           Name                   July 15, 2002(1)     July 15, 2002(2)            Hereby(3)        After Offering(4)
           ----                   ----------------     -----------------           ---------        -----------------
Trust f/b/o Kathleen Meerman             0                   52,799                 52,799                  0
Carr dated March 21, 2000


(1) Does not include common stock that may be issued upon exchange of common units beneficially held as of July 15, 2002.

(2) All units listed in this column may be exchanged, under circumstances set forth in the partnership agreement of Boston Properties Limited Partnership, for an equal number of shares of common stock. All information is as of July 15, 2002.

(3) These shares of common stock represent the common stock that the selling stockholders may acquire upon presentation of common units for redemption. Such redemption may occur at any time after July 9, 1999.

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(4)  Assumes that all shares of common stock offered by this prospectus will be sold by the selling stockholders. In the case of each selling stockholder, the percentage of our common stock that will be held by such selling stockholder (assuming all remaining units held by such person are presented for redemption and are exchanged for common stock) after completion of this offering will be less than one percent (1%). The total number of shares of common stock outstanding used in calculating such percentage (i) is based on the total number of shares of common stock outstanding as of July 15, 2002 (95,285,495 shares) and (ii) assumes that none of the remaining units held by other persons are exchanged for common stock.

     This prospectus supplement is not complete without the prospectus dated August 9, 1999, and the prospectus supplement dated July 31, 2001, and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus, as amended.


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           The date of this prospectus supplement is August 16, 2002.





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